Exhibit 99.1

      Movie Gallery Reports a 1% Increase in Same-Store Revenues for the
                             2004-Second Quarter

    DOTHAN, Ala., July 8 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI), one of the nation's leading video retailers, today announced a 1% increase in same-store revenues for the 2004-second quarter. Previously, the Company indicated that same-store revenues for the period were expected to be in the range of flat to positive 3%.
    "For the 12th consecutive quarter, Movie Gallery has produced positive same-store revenues," said Joe Malugen, Chairman, President and Chief Executive Officer. "We are pleased to have achieved a 1% increase in same-store revenues for the quarter, especially in light of the difficult comparison to a positive 6.5% comp in last year's second quarter. We also added a net total of 91 stores during the 2004-second quarter, with 75 new stores, 31 acquired stores and 15 store closures. As a result, at quarter end, we had a total of 2,331 stores throughout North America, with 2,148 stores in the United States, 180 stores in Canada, and 3 stores in Mexico."

    2004-Second Quarter Results
    The Company continues to forecast revenues for the 2004-second quarter to be in the range of $185 million to $195 million, an increase of 15% to 21% over the comparable period last year. Previously, the Company had indicated that earnings for the 2004-second quarter were expected to be in the range of $0.33 to $0.35 per diluted share. However, due to the timing of expenses related to the Company's investments in alternative delivery vehicles, earnings for the 2004-second quarter are now forecasted to be in the range of $0.32 to $0.34 per share. The earnings range for 2004-second quarter includes expenses of approximately $2.3 million, or $0.04 per share, related to the Company's investments in these various alternative delivery vehicles versus our original estimate of $0.02 to $0.03 per share in each quarter of 2004. Although the recognition of some of these expenses has moved from the last half of the year into the 2004-second quarter, the Company still anticipates incurring approximately $5.0 million to $6.0 million, or $0.10 to $0.12 per share, in expenses related to these initiatives during the 2004-fiscal year.
    On August 4, 2004, the Company intends to release final financial results for the 2004-second quarter, as well as revenue and earnings guidance for the remainder of fiscal 2004.

    About Movie Gallery, Inc.
    Movie Gallery, Inc. currently owns and operates over 2,300 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

    Forward Looking Statement
    To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company might not achieve its financial estimates for the second quarter of fiscal 2004 if, among other factors, the Company's actual revenues and expenses for the quarter differ materially from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Contact: Thomas D. Johnson, Jr.
              SVP of Investor Relations
              (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             07/08/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations of Movie Gallery, Inc., +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI)

CO:  Movie Gallery, Inc.
ST:  Alabama
IN:  ENT FLM REA
SU:  ERP